Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of DraftKings Inc., a Delaware corporation (“DraftKings,” “we,” “us” and “our”) should be read together with our unaudited condensed interim consolidated financial statements as of March 31, 2020 and for the three-month periods ended March 31, 2020 and 2019, together with related notes thereto, and our pro forma financial information as of and for the three-month period ended March 31, 2020 included elsewhere in this amendment to our current report on Form 8-K, which was originally filed with the SEC on April 29, 2020 (as originally filed, the “Super 8-K” and, as amended hereby, the “Amended Super 8-K”). The discussion and analysis should also be read together with our audited consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, 2018 and 2017 and the sections entitled “Business of DraftKings and SBTech” and “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into the Super 8-K. The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements.” Certain amounts may not foot due to rounding.

Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the section titled “DraftKings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into the Super 8-K.

Financial Highlights and Trends

The following table sets forth a summary of our financial results for the periods indicated:

	Three months ended March 31,
	2020	2019
	(in thousands)
Revenue	$88,542	$68,092
Net Loss	(68,680)	(29,554)
Adjusted EBITDA (1)	$(49,460)	$(20,416)

___________________________

(1)	Adjusted EBITDA is a non-GAAP financial measure. See “—Non-GAAP Information” below for additional information about Adjusted EBITDA, and for a reconciliation to net loss, the most directly comparable U.S. GAAP financial measure.

Our revenue growth in the first quarter of 2020 compared to the first quarter of 2019 reflected growth in Monthly Unique Payers (“MUPs”) and Average Revenue per MUP (“ARPMUPs”), as discussed below, reflected the launch of our online Sportsbook offering in Indiana, New Hampshire, Pennsylvania and West Virginia, in the third and fourth quarters of 2019 and Iowa in the first quarter of 2020, coupled with continued growth in customer engagement through February 2020. The outbreak of the COVID-19 pandemic resulted in the suspension, postponement and cancellation of major sports seasons and sporting events, which had an adverse impact on our results of operations beginning in March 2020. We expect our business and results of operations to be adversely impacted until traditional sports seasons and events resume.

Typically, during the March and April time periods, we would have significant user interest and activity in our Sportsbook product offerings for sporting events across the major European Soccer competitions, NBA, NCAA college basketball tournament, the Masters golf tournament and the NHL. The suspension, postponement and cancellation of play have reduced customers’ use of, and spending on, our DFS and Sportsbook product offerings and have caused us to issue refunds for canceled events. However, our product offerings that do not rely on major sports seasons and sporting events, such as iGaming, have continued to generate revenue at a similar pace as they did prior to the outbreak of the COVID-19 pandemic. We have also focused on delivering more content that does not rely on major sports seasons and sporting events, for example products that allow people to wager on eSports, such as simulated NASCAR and League of Legends. While our revenue from such products increased substantially in March 2020, their increased contribution has not and is not expected to materially offset the revenue decline from our Sportsbook product offerings. We are also continuing to manage the variable portion of our cost structure to better align with our revenue. Additionally, our business continuity programs have successfully enabled our employees to remain safe and work remotely.

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Assuming sports return by the end of the year, even without audiences, we do not expect a long-term financial impact on our financial condition and results of operations. However, the ultimate impact of COVID-19 on our financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and sporting events will ultimately be suspended, postponed or cancelled.

The Business Combination

The Business Combination was consummated on April 23, 2020. As the accounting acquirer of SBTech, we have preliminarily allocated the estimated purchase price of approximately $981 million (reflecting certain estimated purchase price adjustments and seller costs to be borne by New DraftKings pursuant to the BCA) to SBTech’s assets and liabilities in the pro forma balance sheet included elsewhere in this Amended Super 8-K. This resulted in, among other adjustments, pro forma increases of approximately $11 million in property, plant and equipment, $264 million in amortizable intangible assets and $702 million in goodwill, compared to our balance sheet as of March 31, 2020. The fair value measurement period for the SBTech Acquisition will remain open for up to 12 months after the consummation of the Business Combination while we await further information and analyses to determine the acquisition date fair values of certain acquired assets and assumed liabilities. We plan to integrate SBTech’s platform, services, assets and know-how with our operations over time, which we expect to result in integration-related costs as well as substantial synergies and provide us with important competitive advantages. Expected synergies include implementation of SBTech’s proprietary sportsbook technology (transitioning from an external provider), integration of corporate management and shared service functions and processes and the ability to attract skilled IT engineering professionals in lower-cost regions.

The DK Merger was accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. SBTech was treated as an acquired company for financial statement reporting purposes. The Business Combination is expected to have several significant impacts on our future reported financial position and results, as a consequence of reverse capitalization treatment (with respect to DEAC) and acquisition accounting (with respect to SBTech). These include an estimated increase in cash (as compared to our balance sheet at March 31, 2020) of $399 million. This pro forma cash amount is net of  (x) approximately $201 million in cash consideration paid to SBTech shareholders (including estimated purchase price adjustments pursuant to the BCA and certain seller transaction costs to be paid by us), (y) total non-recurring transaction costs estimated at approximately $55.9 million, in addition to $9.3 million in transaction costs paid by us through March 31, 2020 (including acquisition-related advisory fees in connection with the Business Combination and deferred underwriting commissions in connection with DEAC’s initial public offering, but excluding certain seller costs to be paid by New DraftKings) and (z) other transaction-related costs (including bonuses contingent on DEAC shareholder redemptions not exceeding a specified threshold, redemptions of certain shares and the payment of certain transaction-related and other payables of DEAC). A portion of the transaction costs will be treated as a reduction of equity (i.e., the deferred underwriting commissions and costs pertaining to the reverse recapitalization) and a portion will be expensed in the second quarter of 2020 (i.e., merger-related costs). See “Unaudited Pro Forma Condensed Combined Financial Information.” and Note 17 (Subsequent Events) to our unaudited interim condensed consolidated financial statements included elsewhere in this Amended Super 8-K.

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Key Performance Indicators

Monthly Unique Payers (“MUPs”). The number of unique paid users (“payers”) that use our product offerings on a monthly basis is a key metric of our user growth. The chart below presents our MUPs for the three months ended March 31, 2020 and 2019, respectively:

Average Revenue per MUP (“ARPMUP”).   The average revenue per MUP represents our ability to drive usage and monetization of our product offerings. The chart below presents our ARPMUP for the three months ended March 31, 2020 and 2019, respectively:

Our period-on-period evolution of MUPs and ARPMUP reflects the impact of the COVID-19 pandemic for approximately three weeks in March 2020. If traditional sports seasons and events do not resume in the short-term, we expect our MUPs and ARPMUP trend to be adversely impacted.

Non-GAAP Information

This Amended Super 8-K includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

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We define and calculate Adjusted EBITDA as net income or loss before the impact of interest income or expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, litigation, settlement and related costs and certain other non-recurring, non-cash and non-core items, as described in the reconciliation below.

We include this non-GAAP financial measure because it is used by management to evaluate DraftKings’ core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-recurring (for example, in the case of transaction-related costs), non-cash (for example, in the case of depreciation and amortization, stock-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense and legal settlement costs).

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest U.S. GAAP measure, for the periods indicated:

	Three months ended March 31,
	2020	2019
(in thousands)
Net loss	$(68,680)	$(29,554)
Adjusted for:
Depreciation and amortization	4,704	2,925
Interest (income) expense, net	2,351	(661)
Income tax expense	9	8
Stock-based compensation	4,842	4,831
Transaction-related costs (1)	5,652	-
Litigation, settlement and related costs (2)	1,330	887
Other non-recurring costs and special project costs (3)	129	1,148
Non-operating costs (4)	203	-
Adjusted EBITDA	$(49,460)	$(20,416)

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(1)	Mainly includes advisory, consulting, accounting and legal expenses in connection with the Business Combination (as defined in “— The Business Combination”), including related evaluation, negotiation and integration costs, and capital-raising activities.

(2)	Includes primarily litigation settlement costs and external legal costs related to litigation deemed unrelated to our core business operations.

(3)	Includes primarily consulting, advisory and other costs relating to non-recurring items and special projects, including, for the three months ended March 31, 2019, the costs of our move to our new Boston headquarters and executive search costs and, for the three months ended March 31, 2020, implementation of internal controls over financial reporting.

(4)	Includes our equity method share of an investee’s losses, as the investee’s operations are unrelated to our core business operation.

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Results of Operations

Three Months Ended March 31, 2020 Compared to the Three Months Ended March 31, 2019

The following table sets forth a summary of our consolidated results of operations for the interim periods indicated, and the changes between periods.

	Three months ended March 31,
	2020	2019	$ Change	% Change
(in thousands, except percentages)
Revenue	$88,542	$68,092	$20,450	30.0%
Cost of revenue	43,416	21,552	21,864	101.4%
Sales and marketing	53,706	36,845	16,861	45.8%
Product and technology	18,041	13,089	4,952	37.8%
General and administrative	39,496	26,813	12,683	47.3%
Loss from operations	(66,117)	(30,207)	(35,910)	118.9%
Interest income (expense), net	(2,351)	661	(3,012)	n.m.
Loss before income tax expense	(68,468)	(29,546)	(38,922)	131.7%
Income tax expense	9	8	1	12.5%
Loss from equity method investment	203	0	203	n.m.
Net loss	$(68,680)	$(29,554)	$(39,126)	132.4%

n.m. = not meaningful

Revenue.   Revenue increased by $20.5 million, or 30.0%, to $88.5 million in the three months ended March 31, 2020 from $68.1 million in the three months ended March 31, 2019. The increase was attributable primarily to the launch of our online Sportsbook offering in Indiana, New Hampshire, Pennsylvania and West Virginia, in the third and fourth quarters of 2019 and Iowa in the first quarter of 2020, as well as a period-on-period increase in revenue from existing geographies despite a March decline due to the outbreak of the COVID-19 pandemic. While revenue related to our traditional sports offerings declined substantially in mid-March 2020, our iGaming product offerings continued to perform well through the end of the quarter. Period-on-period, MUPs and ARPMUP increased 16.4% and 11.7%, respectively.

Cost of Revenue.   Cost of revenue increased by $21.9 million, or 101.4%, to $43.4 million in the three months ended March 31, 2020 from $21.6 million in the three months ended March 31, 2019, reflecting the expanded product and geographic footprint described above. Half of the increase came from taxes and revenue sharing agreements that are associated with our expansion into new markets. Of the remaining increases in cost of revenue, most are associated with platform costs, which we are working to reduce through our business combination with SBTech, and processing fees, which scale with our user base and level of engagement. Cost of revenue as a percentage of revenue increased by 17.3 percentage points to 49.0% in the three months ended March 31, 2020 from 31.7% in the three months ended March 31, 2019, reflecting our investment in new geographies and changed revenue mix. In general, our Sportsbook and iGaming product offerings produce revenue at a higher cost per revenue dollar relative to our DFS offering. We expect gross margins to remain at lower than normal levels, as iGaming remains our primary source of revenue until the resumption of traditional sports seasons and events.

Sales and Marketing.   Sales and marketing expense increased by $16.9 million, or 45.8%, to $53.7 million in the three months ended March 31, 2020 from $36.8 million in the three months ended March 31, 2019. The increase was due mainly to increased advertising and marketing spend to increase awareness and user acquisition for our Sportsbook and iGaming offerings, particularly in newly launched states, as well as increases in strategic partnerships, headcount and marketing technology and support costs. Sales and marketing expense accounted for 60.7% of our revenue in the three months ended March 31, 2020 compared to 54.0% in the three months ended March 31, 2019, an increase of 6.7 percentage points. We substantially decreased our advertising expenditures in mid-March 2020 upon the outbreak of the COVID-19 pandemic.

Product and Technology.  Product and technology expense increased by $5.0 million, or 37.8%, to $18.0 million in the three months ended March 31, 2020 from $13.1 million in the three months ended March 31, 2019. The increase was driven mainly by product operations and engineering headcount, which increased to 425 as of March 31, 2020 from 326 as of March 31, 2019. Product and technology expense accounted for 20.3% of our revenue in the three months ended March 31, 2020 compared to 19.2% in the three months ended March 31, 2019, an increase of 1.1 percentage points.

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General and Administrative.  General and administrative expense increased by $12.7 million, or 47.3%, to $39.5 million in the three months ended March 31, 2020 from $26.8 million in the three months ended March 31, 2019. The increase was driven by $5.7 million in costs related to the Business Combination, higher personnel costs reflecting headcount growth, additions to our indirect tax loss contingency reserves and higher rent and facilities costs following our headquarters move in the first quarter of 2019. General and administrative expenses accounted for 44.6% of our revenue in the three months ended March 31, 2020 compared to 39.4% in the three months ended March 31, 2019, an increase of 5.3 percentage points.

Interest Income (Expense). We had interest expense of $2.4 million in the three months ended March 31, 2020 and interest income of $0.6 million in the three months ended March 31, 2019. Substantially all of our interest expense in the first quarter of 2020 relates to interest on our outstanding Convertible Notes, as described in Note 7 to our unaudited interim condensed consolidated financial statements included elsewhere in this Amended Super 8-K.

Net Loss.   Net loss increased by $39.1 million to $68.7 million in the three months ended March 31, 2020 from $29.6 million in the three months ended March 31, 2019, for the reasons discussed above.

Liquidity and Capital Resources

We had $97.1 million in cash and cash equivalents as of March 31, 2020 (excluding player cash, which we segregate from our operating cash balances on behalf of our paid users for all jurisdiction and products). On a pro forma basis, assuming the Business Combination closed on that date, our cash and cash equivalents would have amounted to $496 million at March 31, 2020. We believe our operating cash flows, together with our cash on hand and the cash obtained as a result of the Business Combination is sufficient to meet our current working capital and capital expenditure requirements for a period of at least twelve months from the date of this Amended Super 8-K.

Debt

We had $154.7 million in debt outstanding as of March 31, 2020, comprised of Convertible Notes (excluding capitalized issuance costs and discounts) and amounts drawn under our revolving credit facility. The Convertible Notes were converted into shares of New DraftKings’ Class A common stock upon the consummation of the Business Combination, with the noteholders receiving 11,255 shares of New DraftKings’ Class A common stock.

We have a revolving credit facility with Pacific Western Bank with a current limit of $50.0 million. The facility is scheduled to mature on September 15, 2020. As of March 31, 2020, we had $44.5 million outstanding under the facility and another $4.5 million was applied to the issuance of letters of credit in connection with our office leases. We repaid the outstanding $44.5 million in April 2020, and $45.5 million was available for borrowing under the revolving credit facility as of the date of this Amended Super 8-K.

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Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Three months ended March 31,
	2020	2019
(in thousands)
Net cash used by operating activities	$(50,762)	$(16,394)
Net cash used in investing activities	(6,329)	(13,777)
Net cash provided by financing activities	77,657	7,371
Net increase (decrease) in cash	20,566	(22,800)
Cash at beginning of period	76,533	117,908
Cash at end of period	$97,099	$95,108

Operating Activities. Net cash used in operating activities during the three months ended March 31, 2020 increased by $34.4 million, or 209.6%, to $50.8 million from $16.4 million during the same period in 2019, mainly reflecting our higher net loss, for the reasons discussed above, net of non-cash cost items.

Investing Activities.   Net cash used in investing activities during the three months ended March 31, 2020 decreased by $7.4 million, or 54.1%, to $6.3 million from $13.8 million during the same period in 2019. The decrease reflected mainly a reduction in the purchase of property and equipment, as the first quarter of 2019 included leasehold improvements and other expenditures related to our move to our new Boston headquarters.

Financing Activities.   Net cash provided by financing activities during the three months ended March 31, 2020 increased by $70.3 million to $77.7 million from $7.4 million during the same period in 2019. The first quarter 2020 amount mainly included net proceeds from the issuance of Convertible Notes.

Commitments and Contingencies

In connection with the closing of the Business Combination, we will be required to pay certain transaction costs, which are classified as current obligations as of March 31, 2020. The Convertible Notes were converted to shares of New DraftKings’ Class A common stock, as discussed above, upon the closing of the Business Combination. See Note 13 to our unaudited interim condensed consolidated financial statements included elsewhere in this Amended Super 8-K for a summary of our commitments as of March 31, 2020.

As of March 31, 2020, we had contingencies for various indirect operating taxes amounting to $40.0 million.

Quantitative and Qualitative Disclosures About Market Risk

We have in the past and may in the future be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of business. Our exposure to these risks was not material as of March 31, 2020. As a result of the Business Combination, we expect to be exposed to foreign currency translation risks in future periods, as we will be required to translate SBTech’s results from Euro, SBTech’s functional currency, to U.S. dollars, our parent company’s functional currency. We may also become exposed to foreign currency transaction risk related to SBTech’s transactions in currencies other than the Euro.

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